                                                                      EXHIBIT 5C

                    [PRESTON, WILLIS & LACKOWICZ LETTERHEAD]



REPLY ATTENTION OF Paul W. Lackowicz                          OUR FILE NO. 26204

                                                                   July 20, 1998



Seven Seas Petroleum Inc.
1990 Post Oak Road
Suite 960
Houston, Texas
United States
77056



Dear Sirs/Mesdames:

        Re: Seven Seas Petroleum Inc.

        We have acted as local counsel in the Yukon Territory to Seven Seas Petroleum Inc. (the "Corporation") with respect to certain legal matters in connection with the registration by the Corporation under the United States Securities Act of 1933, as amended (the "US Securities Act"), of 2,173,913 common shares of the Corporation (the "Common Shares") and warrants (the "Warrants") to purchase 1,086,957 Common Shares. The Common Shares and Warrants are exercisable as a unit upon the conversion of up to US$25,000,000 principal amount of the Corporation's 6% convertible redeemable debentures (the "Debentures"). The Debentures have been issued under an indenture made as of August 7, 1997 between the Corporation and Montreal Trust Company of Canada (the "Trustee"). The Warrants have been issued under an indenture made as of August 7, 1997 between the Corporation and the Trustee (the "Warrant Indenture"). The Warrant Indenture and the Warrants issued thereunder are referred to herein as the "Documents".

        We have examined a faxed copy of the executed copy of the Warrant Indenture. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examinations we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, whether facsimile, photostatic, certified or otherwise.

Page 2
File No. 26204
1990 Post Oak Road


         In expressing the opinions set forth below, we are relying on the accuracy of a Certificate of James Scarlett, Director of the Corporation, dated July 15, 1998, certifying the minutes of a meeting of the Board of Directors of the Corporation, held August 7, 1997 and the Articles and By-laws of the Corporation.

         Based on and subject to the foregoing, we are of the opinion that:

1.       The Warrant Indenture has been duly authorized by the Corporation.

2. The execution and delivery by the Corporation of and the performance by it of its obligations under the Warrant Indenture does not and will not result in a breach of, and does not create a state of facts which, after notice or lapse of time or both, will result in a breach of, and does not and will not conflict with any of the terms, conditions or provisions of its Articles of Continuance or its By-laws.

         We hereby consent to the filing of this opinion as an exhibit to the Corporation's Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters". In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

                                        Yours, very truly,

                                        PRESTON, WILLIS & LACKOWICZ


                                        /s/ PAUL W. LACKOWICZ

                                        Paul W. Lackowicz

PWL/pjd